SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2003

SONTRA MEDICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	000-23017 (Commission File Number)	41-1649949 (IRS Employer Identification No.)

10 Forge Parkway

Franklin, Massachusetts 02038

(Address of Principal Executive Offices) (Zip Code)

(508) 553-8850

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events.

On July 28, 2003, Sontra and Bayer Diagnostics Division of Bayer Healthcare LLC (“Bayer”) executed a definitive license agreement pursuant to which Sontra granted to Bayer an exclusive worldwide right and license of Sontra’s intellectual property rights to make, have made, use, import and sell the Symphony Diabetes Management System. In consideration of the license, Bayer shall pay to Sontra, no later than January 15, 2004, a one-time license fee of $1,500,000, subject to (i) Sontra’s receipt from the Nasdaq Listing Qualifications Panel of an exception from the Nasdaq SmallCap Market’s minimum $2.5 million stockholders’ equity continued listing requirement, (ii) Sontra’s receipt of a minimum of $1,500,000 in financing from third parties prior to such date, and (iii) Sontra having stockholders’ equity on September 30, 2003 of at least $2.5 million.

Sontra and Bayer are also expected to enter into one or more additional agreements to continue the joint development of the Symphony Diabetes Management System. Such agreements are expected to include, among other things, a $3,000,000 milestone payment to Sontra after the first phase of development of the product, a royalty agreement providing for the payment by Bayer to Sontra of royalties based on net sales of the product and a manufacturing and supply agreement providing Sontra with the exclusive manufacturing rights of the SonoPrep device. In the event that Bayer does not complete the development of the product necessary to obtain FDA approval, the license shall convert to a non-exclusive license. Bayer has the right to terminate the agreement at any time following the payment of the license fee. In the event that Bayer terminates the agreement following the payment of the license fee, the license shall cease to be an exclusive license and shall become a co-exclusive license pursuant to which Sontra will receive royalties based on net sales of the product.

The foregoing description of the agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement which is filed as an exhibit to this Form 8-K and is incorporated by reference herein.

Item 7.    Exhibits.

(c)    Exhibits.

The exhibits listed in the Exhibit Index immediately preceding such exhibits are filed with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONTRA MEDICAL CORPORATION

Date: July 29, 2003	By:	/s/ SEAN F. MORAN
Sean F. Moran Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	License Agreement, dated as of July 28, 2003, by and between Sontra Medical Corporation and Bayer Healthcare LLC.

99.1	Press Release, dated July 29, 2003.

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